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Exhibit 99.1

The New York Times Company and
PRIMEDIA Complete About.com
Transaction

        NEW YORK, Mar 18, 2005 (BUSINESS WIRE)—The New York Times Company and PRIMEDIA Inc. announced today the closing of the sale of About, Inc. to The New York Times Company.

The New York Times Company (NYT), a leading media company with 2004 revenues of $3.3 billion, includes The New York Times, the International Herald Tribune, The Boston Globe, 16 other newspapers, eight network-affiliated television stations, two New York City radio stations and more than 40 Web sites, including NYTimes.com and Boston.com. For the fifth consecutive year, the Company was ranked No. 1 in the publishing industry in Fortune's 2005 list of America's Most Admired Companies. The Company's core purpose is to enhance society by creating, collecting and distributing high-quality news, information and entertainment.

PRIMEDIA (PRM) is the leading targeted media company in the United States. With 2004 revenue of $1.3 billion, our properties comprise more than 200 brands that connect buyers and sellers in more markets than any other media company through our print publications, Web sites, events, newsletters and video programs in four business segments: Enthusiast Media, Consumer Guides, Business Information, and Education. PRIMEDIA Enthusiast Media includes more than 120 consumer magazines, with well-known brands such as Motor Trend, Automobile, Creating Keepsakes, In-Fisherman, Power & Motoryacht, Hot Rod, Snowboarder, Stereophile and Surfer. PRIMEDIA Consumer Guides is the No. 1 publisher and distributor of free consumer guides, with Apartment Guide, Auto Guide and New Home Guide. PRIMEDIA Business Information has more than 60 publications in 18 market sectors. PRIMEDIA Education includes Channel One and other educational products.

This press release can be downloaded from www.nytco.com
SOURCE: The New York Times Company
For The New York Times Company
Catherine J. Mathis, 212-556-1981
E-mail: mathis@nytimes.com
Paula Schwartz, 212-556-5224
E-mail: schwap@nytimes.com
                    or
For Primedia Inc.
Elliot Sloane, 212-446-1860
ESloane@sloanepr.com

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The New York Times Company and PRIMEDIA Complete About.com Transaction